EXHIBIT 12.1

Statement of Computation of Ratios

Calculation of Ratios of Earnings to Fixed Charges

Ratio of earnings to fixed charges is computed by dividing income before taxes and fixed charges by fixed charges.  Fixed charges consist of interest charges and interest portion of rent.

	Three Months Ended March 31, 2010	Fiscal Years Ending December 31,
		2009	2008	2007	2006	2005
Income (loss) before income taxes	$ 5,956	$(54,482)	$ 42,284	$ 28,897	$ 19,404	$ 8,615
Add:
Interest expense	944	5,245	6,130	3,344	1,943	1,000
Interest portion of rent (1)	988	4,067	3,450	1,879	930	635
Earnings (loss) as defined	$ 7,988	$(45,170)	$ 51,864	$ 34,120	$ 22,277	$ 10,250
Interest expense	994	5,245	6,130	3,344	1,943	1,000
Interest portion of rent (1)	988	4,067	3,450	1,879	930	635
Fixed charges as defined	$ 1,982	$ 9,312	$ 9,580	$ 5,223	$ 2,873	$ 1,635
Ratio of earnings (loss) to fixed charges	4.00x	(4.85)x(2)	5.41x	6.53x	7.75x	6.27x

Calculation of Ratios of Earnings to Combined Fixed Charges and Preference Dividends

Ratio of earnings to combined fixed charges and preference dividends is computed by dividing income before taxes and fixed charges plus preference dividends.

	Three Months Ended March 31, 2010	2009	2008	2007	2006	2005
Income (loss) before income taxes	$ 5,956	$(54,482)	$ 42,284	$ 28,897	$ 19,404	$ 8,615
Add:
Interest expense	944	5,245	6,130	3,344	1,943	1,000
Interest portion of rent (1)	988	4,067	3,450	1,879	930	635
Earnings (loss) as defined	$ 7,938	$(45,170)	$ 51,864	$ 34,120	$ 22,277	$ 10,250
Interest expense	944	5,245	6,130	3,344	1,943	1,000
Interest portion of rent (1)	988	4,067	3,450	1,879	930	635
Preferred stock dividends	38	150	150	150	150	150
Total combined fixed charges and preference dividends as defined	$ 2,021	$ 9,462	$ 9,730	$ 5,373	$ 3,023	$ 1,785
Ratio of earnings (loss) to combined fixed charges and preference dividends	3.93x	(4.77)x(3)	5.33x	6.35x	7.37x	5.74x

(1)  Represents one-third of total rent expense which we believe is a reasonable estimate of the interest component of rent expense.
(2)  The ratio of earnings to fixed charges was less than 1:1 for the fiscal year ended December 31, 2009.  In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $54.5 million of earnings in the fiscal year ended December 31, 2009.
(3)  The ratio of earnings to combined fixed charges and preference dividends was less than 1:1 for the fiscal year ended December 31, 2009.  In order to achieve a ratio of earnings to combined fixed charges and preference dividends of 1:1, we would have had to generate an additional $54.6 million of earnings in the fiscal year ended December 31, 2009.